UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2016

Athersys, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33876	20-4864095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3201 Carnegie Avenue, Cleveland, Ohio	44115-2634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 431-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 8, 2016, Athersys, Inc. (the “Company”), through its wholly-owned subsidiary, ABT Holding Company (together with the Company, “Athersys”), entered into a License Agreement (the “Agreement”) with HEALIOS K.K. (“Healios”) to develop and commercialize MultiStem® cell therapy for ischemic stroke in Japan, and to provide Healios with access to Athersys’ proprietary multipotent adult progenitor cell technology for use in Healios’ “organ bud” program, initially for transplantation to treat liver disease or dysfunction. Pursuant to the Agreement, Healios also obtained a right to expand the scope of the Agreement to include the exclusive rights to develop and commercialize MultiStem for the treatment of two additional indications in Japan, which include acute respiratory distress syndrome (“ARDS”) and another indication in the orthopedic area, and to include all indications for the “organ bud” program (such expansion right, the “Expansion Option”). Pursuant to the Agreement, Healios will develop and commercialize the product in Japan, and Athersys will provide the manufactured product to Healios.

Under the terms of the Agreement, Athersys will receive an up-front cash payment of $15 million from Healios, and the Expansion Option may be exercised at Healios’ election. If Healios exercises the Expansion Option, Athersys will be entitled to receive a cash payment of $10 million. The Expansion Option must be exercised by the later of (i) December 31, 2016 and (ii) the receipt of the initial results from Athersys’ ongoing ARDS clinical trial.

For the ischemic stroke indication, Athersys may also receive additional success-based development and regulatory approval milestones aggregating up to $30 million, as well as potential sales milestones of up to $185 million. Athersys will also receive tiered royalties on product sales, starting in the low double digits and increasing incrementally depending on net sales levels. Following the expiration or termination of the Agreement, Healios shall pay reduced royalties for continued use of Athersys trademarks. Additionally, Athersys will receive payments for product supplied to Healios under a manufacturing supply agreement.

If Healios exercises the Expansion Option, ARDS and the other indication in the orthopedic area will be combined for purposes of milestone payments and royalties, and Athersys would be entitled to receive success-based development and regulatory approval milestones and sales milestones on product sales and payments for product supply. Royalties from product sales for stroke, ARDS, and/or the orthopedic indication will be considered in the aggregate.

For the “organ bud” product, Athersys is entitled to receive a fractional royalty percentage on net sales of the “organ bud” products and will receive payments for manufactured product supplied to Healios under a manufacturing supply agreement. Additionally, Athersys has a right of first negotiation for commercialization of an “organ bud” product in North America, with such right expiring on the later of (i) the date five years from the effective date of the Agreement and (ii) 30 days after authorization to initiate clinical studies on an “organ bud” product under the first investigational new drug application or equivalent in Japan, North America or the European Union.

The Agreement will expire automatically when there are no remaining intellectual property rights subject to the license. Additionally, Healios may terminate the agreement under certain circumstances, including for material breach and without cause upon advance written notice. Athersys may terminate the Agreement if there is an uncured material breach of the Agreement by Healios.

Following termination of the agreement, the licenses granted to Healios to develop and commercialize MultiStem for ischemic stroke, and if the Expansion Option is exercised, for ARDS and the other indication in the orthopedic area, in Japan will terminate and ownership of regulatory documents and clinical data will revert to Athersys. Further, the nonexclusive license to intellectual property developed by Healios during the collaboration shall be expanded to include Japan and shall survive termination.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 7, 2016, the Board of Directors of the Company, upon the recommendation of the Compensation Committee of the Company, approved the following cash bonuses to the named executive officers of the Company, based on individual performance and achievement of corporate goals in 2015:

Name	Title	Award
Dr. Gil Van Bokkelen	Chief Executive Officer	$122,550
William Lehmann, Jr.	President and Chief Operating Officer	$80,000
Dr. John Harrington	Executive Vice President and Chief Scientific Officer	$81,000
Laura Campbell	Vice President of Finance	$36,000

Item 8.01.	Other Events.

On January 8, 2016, the Company announced a license agreement with Healios to develop and commercialize MultiStem® cell therapy for ischemic stroke and potentially other indications in Japan. A copy of the press release issued jointly by Athersys and Healios announcing the collaboration is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2016

ATHERSYS, INC.

By:	/s/ Laura K. Campbell
Name:	Laura K. Campbell
Title:	Vice President of Finance

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release.

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